NEWS RELEASE

The Hartford Reports Fourth Quarter And Full Year 2017 Financial Results And Announces 2018 Outlook For Selected Business Metrics

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Fourth quarter 2017 net loss of $3.7 billion, or $10.37 per share, primarily due to a $3.1 billion loss on discontinued operations related to the agreement in December to sell Talcott Resolution and an $877 million charge due to the reduction in the U.S. corporate tax rate

•
Fourth quarter 2017 core earnings* of $293 million, or $0.81 per diluted share*, including current accident year catastrophe losses of $179 million, before tax, or $116 million, after tax ($0.32 per diluted share), primarily due to wildfires in California

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Property & Casualty (P&C) combined ratio of 98.4 in fourth quarter 2017, including 6.8 points of current accident year catastrophe losses; P&C underlying combined ratio* of 93.2, reflecting continued improvement in personal auto profitability offset by a higher expense ratio and a higher Commercial Lines loss ratio

•	Group Benefits fourth quarter 2017 net income of $109 million, including a benefit from the reduction in the U.S. corporate tax rate; core earnings of $67 million

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The Hartford announces its 2018 outlook for selected business metrics, including improved combined ratios in Commercial Lines and Personal Lines, a slight decrease in Group Benefits net income and modestly lower P&C net investment income

HARTFORD, Conn., Feb. 8, 2018 – The Hartford (NYSE: HIG) reported a fourth quarter 2017 net loss of $3.7 billion compared with a net loss of $81 million in fourth quarter 2016. The fourth quarter 2017 net loss resulted from a $3.1 billion loss on discontinued operations related to the previously-announced agreement to sell Talcott Resolution, the company's life and annuity run-off business, and an $877 million charge due to the reduction in the U.S. corporate tax rate that was effective Jan. 1, 2018. Fourth quarter 2017 net loss per share was $10.37 compared with a net loss per share of $0.22 in fourth quarter 2016.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2017 core earnings were $293 million, essentially flat compared with $294 million in fourth quarter 2016, as favorable prior accident year development (PYD) compared with unfavorable PYD in fourth quarter 2016, improved current accident year Personal Lines results before catastrophes and higher Group Benefits and Mutual Funds core earnings offset significantly higher current accident year catastrophe losses and lower current accident year Commercial Lines results before catastrophes. Current accident year catastrophe losses rose from $61 million, before tax ($40 million, after tax), in fourth quarter 2016 to $179 million, before tax ($116 million, after tax) in fourth quarter 2017. Core earnings per diluted share were $0.81, a 5% increase from $0.77 per diluted share in fourth quarter 2016 due to the 5% reduction in weighted average diluted shares outstanding during the period.

“In the face of record catastrophe losses for the industry, 2017 was an outstanding year at The Hartford, with several major accomplishments and very strong business results,” said The Hartford’s Chairman and CEO Christopher Swift. "These accomplishments included the announcement to sell Talcott Resolution and the acquisition of Aetna’s U.S. group life and disability business, along with improved profitability in personal auto, excellent results from Group Benefits and Mutual Funds and very good investment returns. Although we posted a net loss for the year due to our strategic actions and the impact of U.S. corporate tax reform, full year core earnings per diluted share were up 19 percent.”
The Hartford’s President Doug Elliot said, “Our P&C results were very strong in 2017, and we are pleased with our performance in a year with record catastrophes affecting the industry, reflecting the benefit of underwriting and pricing actions we have taken over the last several years. Personal Lines' turnaround continued, with the auto line returning to underwriting profitability on an underlying basis and additional progress underway in 2018. In Commercial Lines, Small Commercial continued its track record of strong margins and top line growth. Group Benefits delivered premium growth and excellent earnings in 2017, and we are intently focused on the integration in order to utilize expanded capabilities across the platform.”
Swift concluded, “I am proud of our employees and all that they achieved over the past year. Our goals and strategy remain unchanged going forward: generate sustainable long-term profitable growth by investing in our businesses to be a broader and deeper risk player and develop the talent, systems, data and analytical tools and capabilities that make us a more customer-centric company. In 2018, we expect stronger earnings growth and a much higher return on equity, and I am confident that we will build on our strengths and add to our successes to create long-term shareholder value.”
The full year 2017 net loss of $3.1 billion included a $2.9 billion loss on discontinued operations, an $877 million charge due to the reduction in the U.S. corporate tax rate, and a second quarter 2017 $488 million, after tax, pension settlement charge. Core earnings, which do not include these three items, were $1.0 billion, an 11% increase from 2016.
Core earnings increased in 2017 despite a significant increase in catastrophe losses due to a change to favorable PYD in 2017 from unfavorable PYD in 2016. Current accident year catastrophe losses, before tax, increased from $416 million, before tax, in 2016 to $836 million, before tax, in 2017 while PYD changed from unfavorable PYD of $457 million, before tax, in 2016 to favorable PYD of $41 million, before tax, in 2017. The unfavorable PYD in 2016 included $268 million, before tax ($174 million, after tax), for asbestos and environmental (A&E) liabilities and $160 million, before tax ($104 million, after tax), for personal auto liability. In 2017, as a result of the company's aggregate excess of loss reinsurance agreement covering A&E exposures, there was no charge for unfavorable PYD on A&E. In addition, there was no net unfavorable PYD on personal auto liability in 2017. Excluding current accident year catastrophes and PYD, core earnings were up 3% in 2017 due to improved personal auto underwriting results and higher Mutual Funds and Group Benefits core earnings, largely offset by deterioration in Commercial Lines underwriting margins.

2018 KEY BUSINESS METRICS OUTLOOK

The Hartford also announced its outlook for several 2018 key business metrics. The company does not provide an outlook for consolidated net income or core earnings. The key business metrics shown below are management estimates based on business, competitive, capital market, catastrophe and other assumptions. The metrics are subject to change for many reasons, including unusual or unpredictable items such as weather or catastrophe losses, change in loss frequency and severity, regulatory changes or assessments, PYD, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks. The table below presents the 2018 key business metrics compared with 2017 actual results, including the impact of higher catastrophe losses in 2017.

2018 Key Business Metrics Outlook

($ in millions)	2017 Actual	2018 Outlook Range
Key Business Metrics:
Commercial Lines combined ratio [1][2]	97.3	93.0 - 95.5
Personal Lines combined ratio [1][2]	104.2	96.0 - 98.0
P&C current accident year catastrophe loss ratio [1]	7.9	~3.6
P&C net investment income, before tax [3]	$1,196	$1,125 - $1,175
Group Benefits net income [4]	$294	$275 - $295
[1] 2018 combined ratio metrics include an estimated consolidated P&C current accident year catastrophe loss ratio of 3.6 points, comprised of 2.6 points in Commercial Lines and 5.6 points in Personal Lines; actual 2018 catastrophes are likely to be different and will fluctuate quarterly due to seasonal variations
[2] Commercial Lines combined ratio range includes an estimated 0.5 points for accretion of discount on workers' compensation reserves as PYD. For Commercial Lines, the estimated underlying combined ratio range is 90.0 to 92.5. For Personal Lines, which does not include any estimated PYD, the estimated underlying combined ratio range is 90.5 to 92.5
[3] Includes an estimated 6% annualized yield on limited partnerships and other alternative investments (LPs) compared with 11% in 2017; actual results are likely to be different and will fluctuate quarterly
[4] 2018 outlook includes amortization of intangibles of $45 million to $50 million, after tax, and an estimated Group Benefits core earnings range of $310 million to $330 million

Subject to the cautionary language in the immediately preceding paragraph, The Hartford's business metrics for 2018 reflect improved Commercial Lines and Personal Lines combined ratios due to lower projected catastrophe losses and expected improvement in underlying combined ratios at both segments. The Commercial Lines underlying 2018 combined ratio is projected to be in a range of 90.0 to 92.5 compared with 92.0 in 2017 driven by higher expected pricing in certain product lines and continued disciplined underwriting and risk selection. The Personal Lines underlying 2018 combined ratio is anticipated to improve to a range of 90.5 to 92.5 from 93.0 in 2017 largely due to expected continued improvement in auto results, offset in part by higher marketing costs.

Group Benefits 2018 net income is projected to be in a range of $275 million to $295 million, which includes integration and transaction costs associated with the acquisition of Aetna's U.S. group life and disability business. This compares with $294 million in 2017, which included a $52 million tax benefit from the reduction in the U.S. corporate tax rate and strong LP returns. Group Benefits core earnings, which do not include integration and transaction costs, are expected to increase to a range of $310 million to $330 million in 2018, including $45 million to $50 million, after tax, of amortization of intangibles due to the acquisition. This compares with 2017 core earnings of $234 million, with the increase largely due to the acquisition.

P&C net investment income is expected to decline modestly in 2018 compared with 2017 principally due to an estimated 6% annualized investment yield on LPs compared with a much higher yield of 11% in 2017.

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended			Year Ended
	Dec 31 2017	Dec 31 2016	Change¹	Dec 31 2017	Dec 31 2016	Change¹
Net income (loss) by segment:
Commercial Lines	$286	$264	8%	$865	$994	(13)%
Personal Lines	(74)	(15)	NM	(9)	(9)	—%
P&C Other Operations	7	(423)	NM	69	(529)	NM
Property & Casualty	219	(174)	NM	925	456	103%
Group Benefits	109	63	73%	294	230	28%
Mutual Funds	33	17	94%	106	78	36%
Sub-total	361	$(94)	NM	1,325	764	73%
Corporate	(4,064)	13	NM	(4,456)	132	NM
Net income (loss)	$(3,703)	$(81)	NM	$(3,131)	$896	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	59	(134)	NM	160	(112)	NM
Less: Loss on reinsurance transactions, before tax	—	(650)	100%	—	(650)	(100)%
Less: Pension settlement, before tax	—	—	—%	(750)	—	NM
Less: Integration and transaction costs associated with acquired business, before tax	(17)	—	NM	(17)	—	NM
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	(893)	355	NM	(669)	463	NM
Less: Income (loss) from discontinued operations, after-tax	(3,145)	54	NM	(2,869)	283	NM
Core earnings	$293	$294	—%	$1,014	$912	11%
Weighted average diluted common shares outstanding	363.9	383.8	(5)%	370.5	394.8	(6)%
Net income (loss) per diluted share2 3	$(10.37)	$(0.22)	NM	$(8.61)	$2.27	NM
Core earnings per diluted share2 3	$0.81	$0.77	5%	$2.74	$2.31	19%
Select financial measures:
Common shares outstanding and dilutive potential common shares	363.6	381.1	(5)%	363.6	381.1	(5)%
Book value per diluted share	$37.11	$44.35	(16)%	$37.11	$44.35	(16)%
Book value per diluted share (ex. AOCI)*	$35.29	$45.24	(22)%	$35.29	$45.24	(22)%
ROE - Net income[4]	(20.6)%	5.2%	(25.8)	(20.6)%	5.2%	(25.8)
ROE - Core earnings*[4]	6.7%	5.2%	1.5	6.7%	5.2%	1.5
Select operating data:
Net investment income	$394	$412	(4)%	$1,603	$1,577	2%
Annualized investment yield, before tax, excluding LPs*	3.7%	4.0%	(0.3)	3.7%	3.8%	(0.1)
P&C net investment income	$281	$310	(9)%	$1,196	$1,179	1%

P&C annualized investment yield, before tax, excluding LPs*	3.7%	3.9%	(0.2)	3.8%	3.8%	—
Group Benefits net investment income	$103	$95	8%	$381	$366	4%
Group Benefits annualized investment yield, before tax, excluding LPs*	3.7%	4.5%	(0.8)	4.0%	4.4%	(0.4)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
For the three months ended Dec. 31, 2017, weighted average shares outstanding used in calculating net loss per share excludes the effect of dilutive securities of 6.8 million shares. The calculation of core earnings per share includes the effect of dilutive securities in all periods presented. In periods where a net loss before discontinued operations or a core loss is recognized, inclusion of incremental dilution is antidilutive

[4] Return on equity (ROE) calculated based on last 12-months net income and core earnings, respectively; for ROE - Net Income, the denominator is stockholders’ equity including accumulated other comprehensive income (AOCI); for ROE - Core Earnings, the denominator is stockholders’ equity excluding AOCI

Fourth quarter 2017 consolidated net investment income declined 4% to $394 million, before tax, from $412 million, before tax, in fourth quarter 2016 primarily as a result of lower, but still strong, investment income on LPs due to lower returns on real estate investments in 2017. Investment income from LPs was $29 million, before tax ($18 million, after tax), in fourth quarter 2017 for an annualized investment yield of 7.3%, compared with $46 million, before tax ($30 million, after tax), for an annualized investment yield of 12.2%, in fourth quarter 2016. The credit performance of the investment portfolio continues to be very strong, with net impairment losses, including mortgage loan valuation allowances, of $5 million, before tax, down slightly from $7 million, before tax, in fourth quarter 2016.

The annualized investment yield, excluding LPs, was 3.7% in fourth quarter 2017 down from 4.0% in fourth quarter 2016 due to a lower level of favorable non-routine investment items in 2017 and the impact on the yield due to the Aetna group benefits investment portfolio being recorded at market yields, as required by purchase accounting.

During fourth quarter 2017, the company repurchased 0.9 million common shares for approximately $53 million. As a result of the decision to acquire Aetna's U.S. group life and disability business, the company suspended, effective Oct. 13, 2017, its share repurchase program, which subsequently expired on Dec. 31, 2017. During fourth quarter 2017, $83 million of common dividends were paid to shareholders for a total return of capital to shareholders of $136 million during the quarter. For full year 2017, share repurchases totaled $1.0 billion and common dividends paid were $341 million, for a total return to shareholders of $1.4 billion.
Dec. 31, 2017 book value per diluted share of $37.11 declined from $44.35 as of Dec. 31, 2016 due to the 20% decrease in stockholders' equity over the period, partially offset by a 5% decrease in common shares outstanding and dilutive potential common shares. The decrease in stockholders' equity was due to the 2017 net loss, share repurchases and common stockholder dividends paid in 2017, partially offset by an increase in AOCI. The reduction in shares outstanding was due to 2017 share repurchases. Excluding AOCI, book value per diluted share of $35.29 as of Dec. 31, 2017 declined from $45.24 at Dec. 31, 2016.

Return on equity (ROE) - net loss was 20.6% for full year 2017 compared with ROE - net income of 5.2% for full year 2016. ROE - core earnings for 2017 rose to 6.7% from 5.2% in full year 2016 due to an 11% increase in core earnings and a 15% decrease in average stockholders' equity, excluding AOCI.

FOURTH QUARTER 2017 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended			Year Ended
($ in millions)	Dec 31 2017	Dec 31 2016	Change¹	Dec 31 2017	Dec 31 2016	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$282	$274	3%	$825	$984	(16)%
Personal Lines	(46)	(14)	NM	13	(11)	NM
P&C Other Operations	4	15	(73)%	61	(101)	NM
Property & Casualty	240	275	(13)%	899	872	3%
Group Benefits	67	59	14%	234	204	15%
Mutual Funds	37	17	118%	110	78	41%
Sub-total	344	351	(2)%	1,243	1,154	8%
Corporate	(51)	(57)	11%	(229)	(242)	5%
Total	$293	$294	—%	$1,014	$912	11%
Select operating data:
Commercial Lines
Combined ratio	89.9	91.3	(1.4)	97.3	92.8	4.5
Impact of catastrophes and PYD on combined ratio	(3.2)	3.1	(6.3)	5.3	3.4	1.9
Underlying combined ratio	93.0	88.2	4.8	92.0	89.4	2.6
Personal Lines
Combined ratio	112.5	106.7	5.8	104.2	104.8	(0.6)
Impact of catastrophes and PYD on combined ratio	19.3	5.0	14.3	11.3	9.4	1.9
Underlying combined ratio	93.1	101.8	(8.7)	93.0	95.4	(2.4)
Group Benefits
Loss ratio	76.1%	76.7%	(0.6)	76.1%	78.0%	(1.9)
Expense ratio	25.0%	25.2%	(0.2)	25.7%	25.1%	0.6
Net income margin	8.4%	6.9%	1.5	7.2%	6.3%	0.9
Core earnings margin*	5.2%	6.5%	(1.3)	5.8%	5.7%	0.1
Mutual Funds
Mutual Fund net flows	$(169)	$(509)	67%	$3,245	$(920)	NM
Total Mutual Funds segment assets under management	$115,350	$97,517	18%	$115,350	$97,517	18%

Commercial Lines

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Commercial Lines net income of $286 million increased from $264 million in fourth quarter 2016 due largely to net realized capital gains of $31 million, after tax, compared with net realized capital losses of $12 million, after tax, in fourth quarter 2016, partially offset by a $25 million income tax expense in fourth quarter 2017 related to the reduction in the U.S. corporate tax rate

•
Core earnings of $282 million rose 3% from $274 million in fourth quarter 2016 due to lower current accident year catastrophe losses and a change to favorable PYD, partially offset by higher expenses, higher current accident year losses before catastrophes and lower net investment income compared with fourth quarter 2016

•
Current accident year catastrophes had a net positive $21 million, before tax, impact on fourth quarter 2017 results (1.2 points on the combined ratio) as the impact of wildfires was more than offset by reinsurance recoveries and favorable prior quarter current accident year development on third quarter 2017 catastrophes. Fourth quarter 2016 current accident year catastrophe losses were $33 million, before tax, (1.9 points on the combined ratio)

•
Net favorable PYD was $34 million, before tax, including $43 million related to workers' compensation due to lower estimated claims frequency in recent accident years, partially offset by unfavorable PYD on bonds, compared with fourth quarter 2016 net unfavorable PYD of $20 million, before tax

•
Commercial Lines combined ratio of 89.9 improved 1.4 points from 91.3 in fourth quarter 2016 due to a 3.1 point improvement in current accident year catastrophes losses and a 3.2 point favorable change in PYD, largely offset by a 4.8 point increase in the underlying combined ratio

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The underlying Commercial Lines combined ratio of 93.0 rose 4.8 points from fourth quarter 2016 due to several factors, including: a 2.1 point increase in the expense ratio for higher variable compensation and technology costs; a 1.5 point increase in the current accident year loss ratio before catastrophes largely due to higher workers' compensation and general liability losses; a 1.2 point increase in policyholder dividends due to favorable workers’ compensation loss experience in recent accident years, offset in part by an improvement in the commercial auto loss ratio

•
Commercial Lines written premiums of $1.7 billion increased 4% compared with fourth quarter 2016, including growth of 4% in the Small Commercial, 3% in Middle Market and 3% in Specialty Commercial. Small Commercial and Middle Market new business premium grew 7% and 3%, respectively

Personal Lines

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Personal Lines net loss of $74 million increased from a net loss of $15 million in fourth quarter 2016 due to a significant increase in catastrophe losses and a $33 million income tax expense related to the reduction in the U.S. corporate tax rate, partially offset by improved current accident year results before catastrophes and a change to favorable PYD in fourth quarter 2017

•
Current accident year catastrophe losses totaled $200 million, before tax (22.1 points on the combined ratio), largely from the California wildfires, compared with fourth quarter 2016 current accident year catastrophe losses of $28 million, before tax (2.9 points on the combined ratio)

•
Core losses of $46 million increased from core losses of $14 million in fourth quarter 2016 due to higher catastrophe losses, partially offset by improved current accident year auto results before catastrophes, as well as net favorable PYD of $25 million (2.8 points on the combined ratio) in fourth quarter 2017. The favorable PYD was principally from homeowners, compared with unfavorable PYD of $20 million, before tax (2.1 points on the combined ratio), in fourth quarter 2016, primarily from auto

•
The Personal Lines combined ratio of 112.5 increased 5.8 points from 106.7 in fourth quarter 2016 due to a 19.2 point increase in current accident year catastrophe losses, partially offset by a favorable 4.9 point change in PYD and an 8.7 improvement in underlying combined ratio to 93.1

•
The underlying combined ratio improved 8.7 points due a 10.3 point decline in the current accident year loss ratio before catastrophes. The decrease reflects improvements of 13.1 points in auto and 3.9 points in homeowners, partially offset by a 1.8 point increase in the expense ratio

•
The auto combined ratio decreased 16.4 points to 101.7 from 118.1 in fourth quarter 2016 due to improved current accident year loss results as a result of the multiple profitability initiatives implemented over the past two years and moderating loss trends, as well as no auto liability PYD compared with unfavorable PYD in fourth quarter 2016

•
The underlying auto combined ratio of 101.7 included favorable development on accident year 2017 that occurred in fourth quarter 2017, while the fourth quarter 2016 underlying combined ratio of 113.6 included unfavorable development on accident year 2016 that occurred in fourth quarter 2016. Excluding these items, the underlying auto combined ratio improved 3.8 points compared with fourth quarter 2016

•
The homeowners combined ratio rose significantly to 137.4 from 80.9 in fourth quarter 2016 due to higher current accident year catastrophe losses, which were 71.9 points on the combined ratio compared with 8.1 points in fourth quarter 2016; the underlying combined ratio improved to 72.8 from 74.7 in fourth quarter 2016 primarily due to lower weather and non-weather water losses

Group Benefits

•
Group Benefits net income of $109 million rose 73% from $63 million in fourth quarter 2016 due to a $52 million income tax benefit in fourth quarter 2017 from the reduction in the U.S. corporate tax rate, offset in part by integration and transaction costs from the acquisition of Aetna's U.S. group life and disability business. The net income margin rose to 8.4% from 6.9% in fourth quarter 2016 due to higher net income

•
Core earnings of $67 million rose 14% from $59 million in fourth quarter 2016 due to better group disability results, partially offset by higher group life losses and an increase in variable compensation expenses. The core earnings margin of 5.2% declined from 6.5% in fourth quarter 2016 due to premiums rising 47% as a result of the acquisition while core earnings were up 14%

•
The total loss ratio of 76.1% decreased 0.6 points compared with fourth quarter 2016 reflecting an 11.1 point improvement in the group disability loss ratio due to better incidence trends in both short and long term disability, continued strong recoveries and modest price increases, mostly offset by a 9.6 point increase in the group life loss ratio largely due to a fourth quarter 2016 favorable change in reserve estimates

•	Fully insured ongoing premiums of $1,161 million increased 47% compared with fourth quarter 2016 due to the acquisition which closed on Nov. 1, 2017

Mutual Funds

•
Mutual Funds net income of $33 million and core earnings of $37 million each increased from $17 million in fourth quarter 2016 primarily due to a $7 million state tax benefit in fourth quarter 2017 and higher fee income due to the 19% increase in the total daily average Mutual Funds segment assets under management (AUM) since Dec. 31, 2016

•	Mutual Funds segment AUM, excluding AUM from the life and annuity run-off business, increased 22% to $99.1 billion, primarily due to market appreciation

•	Sales totaled $4.8 billion with net outflows of $0.2 billion in fourth quarter 2017 compared with sales of $5.5 billion and net outflows of $0.5 billion in fourth quarter 2016

•	Investment performance remains strong with 60%, 63% and 68% of funds outperforming peers on a 1-, 3- and 5-year basis, respectively, as measured by Morningstar

Corporate

•	On Dec. 4, 2017, The Hartford announced a definitive agreement to sell Talcott Resolution, its life and annuity run-off business, which it expects to close by June 30, 2018

•
Effective in fourth quarter 2017 and for all periods presented in The Hartford's financial statements, Talcott Resolution is reported as discontinued operations in the Corporate segment and its results are included in net income, but not in core earnings

•
Corporate segment net loss was $4.1 billion primarily due to the $3.1 billion loss on discontinued operations associated with Talcott Resolution and an $867 million income tax expense due to the change in the U.S. corporate tax rate, compared with net income of $13 million in fourth quarter 2016

•	Core losses of $51 million improved slightly from core losses of $57 million in fourth quarter 2016 primarily due to a state tax benefit of $5 million

CONFERENCE CALL
The Hartford will discuss its fourth quarter 2017 financial results on a webcast at 9 a.m. EST on Friday, Feb. 9, 2018. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2017, and the Fourth Quarter 2017 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,734	$905	$—	$1,162	$—	$—	$3,801
Fee income	9	11	—	34	209	2	265
Net investment income	225	34	22	103	1	9	394
Other revenues	—	19	—	—	—	—	19
Net realized capital gains (losses)	47	6	4	4	—	(1)	60
Total revenues	2,015	975	26	1,303	210	10	4,539
Benefits, losses, and loss adjustment expenses	935	800	17	919	—	31	2,702
Amortization of DAC	255	73	—	9	5	—	342
Insurance operating costs and other expenses	377	170	2	298	149	(1)	995
Interest expense	—	—	—	—	—	78	78
Total benefits and expenses	1,567	1,043	19	1,226	154	108	4,117
Income (loss) before income taxes	448	(68)	7	77	56	(98)	422
Income tax expense (benefit)	162	6	—	(32)	23	821	980
Income (loss) from continuing operations, after-tax	286	(74)	7	109	33	(919)	(558)
Loss from discontinued operations, after-tax	—	—	—	—	—	(3,145)	(3,145)
Net income (loss)	286	(74)	7	109	33	(4,064)	(3,703)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	45	7	4	4	—	(1)	59
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(17)	—	—	(17)
Less: Income tax benefit (expense)	(41)	(35)	(1)	55	(4)	(867)	(893)
Less: Loss from discontinued operations, after-tax	—	—	—	—	—	(3,145)	(3,145)
Core earnings (losses)	$282	$(46)	$4	$67	$37	$(51)	$293

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$1,701	$967	$—	$788	$—	$—	$3,456
Fee income	10	10	—	20	184	—	224
Net investment income	243	36	31	95	—	7	412
Other revenues	—	19	—	—	—	—	19
Net realized capital gains (losses)	(18)	(2)	(26)	8	—	(95)	(133)
Total revenues	1,936	1,030	5	911	184	(88)	3,978
Benefits, losses, and loss adjustment expenses	999	816	8	620	—	—	2,443
Amortization of DAC	246	84	—	8	7	—	345
Insurance operating costs and other expenses	317	158	(3)	196	150	19	837
Interest expense	—	—	—	—	—	79	79
Loss on reinsurance transactions	—	—	650	—	—	—	650
Total benefits and expenses	1,562	1,058	655	824	157	98	4,354
Income (loss) before income taxes	374	(28)	(650)	87	27	(186)	(376)
Income tax expense (benefit)	110	(13)	(227)	24	10	(145)	(241)
Income (loss) from continuing operations, after-tax	264	(15)	(423)	63	17	(41)	(135)
Income from discontinued operations, after-tax	—	—	—	—	—	54	54
Net income (loss)	264	(15)	(423)	63	17	13	(81)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(17)	(2)	(26)	7	—	(96)	(134)
Less: Loss on reinsurance transactions, before tax	—	—	(650)	—	—	—	(650)
Less: Income tax benefit (expense)	7	1	238	(3)	—	112	355
Less: Income from discontinued operations, after-tax	—	—	—	—	—	54	54
Core earnings (losses)	$274	$(14)	$15	$59	$17	$(57)	$294

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$6,865	$3,690	$—	$3,586	$—	$—	$14,141
Fee income	37	44	—	91	804	4	980
Net investment income	949	141	106	381	3	23	1,603
Other revenues	—	85	—	—	—	—	85
Net realized capital gains (losses)	103	15	14	34	—	(1)	165
Total revenues	7,954	3,975	120	4,092	807	26	16,974
Benefits, losses, and loss adjustment expenses	4,322	3,000	18	2,803	—	31	10,174
Amortization of DAC	1,009	309	—	33	21	—	1,372
Insurance operating costs and other expenses	1,381	649	9	924	617	59	3,639
Pension settlements	—	—	—	—	—	750	750
Interest expense	—	—	—	—	—	316	316
Total benefits and expenses	6,712	3,958	27	3,760	638	1,156	16,251
Income (loss) before income taxes	1,242	17	93	332	169	(1,130)	723
Income tax expense	377	26	24	38	63	457	985
Income (loss) from continuing operations, after-tax	865	(9)	69	294	106	(1,587)	(262)
Loss from discontinued operations, after-tax	—	—	—	—	—	(2,869)	(2,869)
Net income (loss)	865	(9)	69	294	106	(4,456)	(3,131)
Less: Net realized capital gains (losses), excluded from core earnings, before tax	100	16	14	31	—	(1)	160
Less: Integration and transaction costs associated with acquired business, before tax	—	—	—	(17)	—	—	(17)
Less: Pension settlement, before tax	—	—	—	—	—	(750)	(750)
Less: Income tax benefit (expense)	(60)	(38)	(6)	46	(4)	(607)	(669)
Less: Loss from discontinued operations, after-tax	—	—	—	—	—	(2,869)	(2,869)
Core earnings (losses)	$825	$13	$61	$234	$110	$(229)	$1,014

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Corporate	Consolidated
Earned premiums	$6,651	$3,898	$—	$3,148	$—	$—	$13,697
Fee income	39	39	—	75	701	3	857
Net investment income	917	135	127	366	1	31	1,577
Other revenues	—	86	—	—	—	—	86
Net realized capital gains (losses)	13	2	(70)	45	—	(100)	(110)
Total revenues	7,620	4,160	57	3,634	702	(66)	16,107
Benefits, losses, and loss adjustment expenses	3,994	3,175	278	2,514	—	—	9,961
Amortization of DAC	973	348	—	31	24	—	1,376
Insurance operating costs and other expenses	1,244	669	13	776	557	87	3,346
Interest expense	—	—	—	—	—	327	327
Loss on reinsurance transactions	—	—	650	—	—	—	650
Total benefits and expenses	6,211	4,192	941	3,321	581	414	15,660
Income (loss) before income taxes	1,409	(32)	(884)	313	121	(480)	447
Income tax expense (benefit)	415	(23)	(355)	83	43	(329)	(166)
Income (loss) from continuing operations, after-tax	994	(9)	(529)	230	78	(151)	613
Income from discontinued operations, after-tax	—	—	—	—	—	283	283
Net income (loss)	994	(9)	(529)	230	78	132	896
Less: Net realized capital gains (losses), excluded from core earnings, before tax	15	2	(70)	41	—	(100)	(112)
Less: Loss on reinsurance transactions, before tax	—	—	(650)	—	—	—	(650)
Less: Income tax benefit (expense)	(5)	—	292	(15)	—	191	463
Less: Income from discontinued operations, after-tax	—	—	—	—	—	283	283
Core earnings (losses)	$984	$(11)	$(101)	$204	$78	$(242)	$912

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2017, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships is the annualized net investment income excluding limited partnerships and other alternative investments divided by the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Dec 31 2017	Dec 31 2016	Dec 31 2017	Dec 31 2016	Dec 31 2017	Dec 31 2016
	Consolidated		P&C		Group Benefits
Annualized investment yield	3.8%	4.3%	3.8%	4.2%	3.8%	4.8%
Annualized investment yield on limited partnerships and other alternative investments	7.3%	12.2%	6.5%	11.0%	12.2%	20.1%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	4%	3.7%	3.9%	3.7%	4.5%

Book value per diluted share excluding AOCI: Book value per diluted share, excluding AOCI, is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) total stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding or common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measures. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Dec 31 2017	Dec 31 2016	Change
Book value per diluted share, including AOCI	$37.11	$44.35	(16)%
Less: Per diluted share impact of AOCI	$1.82	$(0.89)	NM
Book value per diluted share, excluding AOCI	$35.29	$45.24	(22)%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring and other costs, integration and transaction costs in connection with an acquired business, pension settlements, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, impact of tax reform on net deferred tax assets, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Dec. 31, 2017 and 2016, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2017.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Dec. 31, 2017 and 2016, is set forth below.

	Three Months Ended
Margin	Dec 31 2017	Dec 31 2016	Change
Net income margin	8.4%	6.9%	1.5
Less: Effect of net realized capital gains (losses), net of tax, on after tax margin	0.1%	0.4%	(0.3)
Less: Effect of integration and transaction costs, net of tax, on after tax margin	(0.9)%	—%	(0.9)
Less: Impact of tax reform	4.0%	—%	4.0
Core earnings margin	5.2%	6.5%	(1.3)

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended Dec. 31, 2017 and 2016 is provided in the table below.

	Three Months Ended
	Dec 31 2017	Dec 31 2016	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share1 2	$(10.37)	$(0.22)	NM
Less: Net realized capital gains (losses), excluded from core earnings, before tax	0.16	(0.35)	NM
Less: Loss on reinsurance transactions, before tax	—	(1.69)	(100)%
Less: Integration and transaction costs associated with an acquired business	(0.05)	—	NM
Less: Income tax (expense) benefit on items excluded from core earnings	(2.46)	0.92	NM
Less: (Loss) income from discontinued operations, after-tax	(8.64)	0.14	NM
Less: Use of weighted average shares in denominator[1]	(0.19)	(0.01)	NM
Core earnings per share1 2	$0.81	$0.77	5%
[1] Includes dilutive potential common shares
[2] For the three months ended Dec. 31, 2017, weighted average shares outstanding used in calculating net loss per share excludes the effect of dilutive securities of 6.8 million shares. The calculation of core earnings per share includes the effect of dilutive securities in all periods presented. In periods where a net loss before discontinued operations or a core loss is recognized, inclusion of incremental dilution is antidilutive.
Net investment income, excluding limited partnerships: is the amount of net investment income earned from invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Dec 31 2017	Dec 31 2016	Dec 31 2017	Dec 31 2016	Dec 31 2017	Dec 31 2016
	Consolidated		P&C		Group Benefits
Total net investment income	$394	$412	$281	$310	$103	$95
Limited partnerships and other alternative assets	29	46	23	36	6	10
Net investment income excluding limited partnerships	$365	$366	$258	$274	$97	$85

Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Dec 31 2017	Dec 31 2016
ROE - Net income	(20.6)%	5.2%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	1.1	(0.6)
Less: Loss on reinsurance transactions, before tax	—	(3.8)
Less: Pension settlement, before tax	(4.9)	—
Less: Integration and transaction costs associated with an acquired business	(0.1)	—
Less: Income tax (expense) benefit on items not included in core earnings	(4.4)	2.7
Less: (Loss) income from discontinued operations, after-tax	(18.9)	1.6
Less: Impact of AOCI, excluded from Core ROE	(0.1)	0.1
ROE - Core earnings	6.7%	5.2%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Fourth Quarter 2017 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Dec. 31, 2017 and 2016, is set forth in the Investor Financial Supplement for quarter ended Dec. 31, 2017, which is available on The Hartford's website, https://ir.thehartford.com.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements;
Risks Related to the Company's Life and Annuity Business in Discontinued Operations: the risks related to political, economic and global economic conditions including interest rate, equity and credit spread risks; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; risks related to negative rating actions or downgrades in the financial strength and credit ratings of Hartford Life Insurance Company or Hartford Life and Annuity Insurance Company or negative rating actions or downgrades relating to our investments; the volatility in our statutory and United States ("U.S.") Generally Accepted Accounting Principles ("GAAP")  earnings and potential material changes to our results resulting from our risk management program to emphasize protection of economic value; the potential for losses due to our reinsurers’ unwillingness or inability to meet their obligations under reinsurance contracts; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the fair value estimates for investments and the evaluation of other-than-temporary impairments on available for sale securities; the potential for further acceleration of deferred policy acquisition cost amortization and an increase in reserve for certain guaranteed benefits in our variable annuities; changes in federal or state tax laws that would impact the tax-favored status of life and annuity contracts; and changes in accounting and financial reporting of the liability for future policy benefits, including how the life and annuity businesses account for deferred acquisition costs, market risk benefits on variable annuity contracts and the discounting of life contingent fixed annuities.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.